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                                                                   Exhibit 10.44



                           POLAR MOLECULAR CORPORATON

                              CONSULTING AGREEMENT

AGREEMENT, made as of the 21st of June, 2002, by and between POLAR MOLECULAR CORPORATION (PMC) a Delaware corporation, with offices at 4600 South Ulster Street, Suite 940, Denver, Colorado 80237, and Jim Clarke at 18219 Arselot Drive, Northville, Michigan 48167.

Position:

Jim Clarke will work as a consultant, reporting directly to Mark L. Nelson, Chairman, President and CEO of PMC.

Responsibilities:

The consultant will assist the company in its relationship with the Ford Motor company and other auto makers from time to time in order to secure auto maker support for the Company's fuel additive technology. The consultant will also assist the Company in marketing DurAlt FC to U.S. Oil companies.

Work Location:

The primary work location will be at his home.

Compensation:

PMC will provide the consultant a monthly compensation based on an hourly fee of $250, payable the last business day of each calendar month. The number of compensable hours will be capped at 10 per each day (24 hours) that Consultant is requested to be away from his residence on Company's business.

Stock Subscription:

Consultant will be granted a two year option to purchase 100,000 shares of the Company's Delaware common stock at a price of $.0001 per share (fair market value), based on the accomplishment of the following objectives:

..    One third may be purchased following a meeting between consultant, members of Company management, members of Ford Motor company management, and a representative of TFE Additives.

..    One third may be purchased following a meeting between Consultant, members of Company management, members of Exxon/Mobil management, and a representative of Ford Motor Company. It is expected that this meeting will be arranged by a member of Ford Motor Company management at the requested of Consultant.

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..    One third may be purchased following accomplishment of any substantive market support by Ford Motor Company in furtherance of Company's objectives to sell DurAlt FC to major oil companies for distribution in the United States market or Western Europe.

Duration:

The duration of this contract will be for two years, beginning on or about June 21, 2002, and ending on or about June 20, 2004, renewable for successive one year periods by the mutual consent of the parties.

Work Schedule:

The work schedule is expected to be flexible and involve a maximum of 60 days per year. Travel time will be charged to PMC.

Office Equipment:

If necessary for the home office, PMC will provide necessary funds for establishing an office, including telephone and fax costs, secretarial services if needed, a state of the art computer, printer, and necessary software.

Where appropriate, all regular recurring monthly costs incurred will be billed directly to PMC for payment. In addition Consultant will bill PMC monthly for out of pocket expenses incurred, and PMC will reimburse Consultant within not more than 30 days.

Travel Related Expenses:

Consultant will be provided with a corporate credit card and will charge all expenses for travel, including air travel costs, lodging costs, meals and taxi, etc. to this card for payment. Airline travel will typically be coach fares, if coach travel is unavailable, then upgrade will be allowed. On international flights, an upgrade business fare will be allowed.

Accepted and acknowledged as of the date first above written.

POLAR MOLECULAR CORPORATION



By: /s/ Mark L. Nelson                             /s/ Jim Clarke
   -----------------------------------------       -----------------------------
        Mark L. Nelson                                 Jim Clarke
        Chairman, President & CEO

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